                                       Exhibit 99.3
                                                    FOR IMMEDIATE RELEASE
WMS ANNOUNCES BOARD AND EXECUTIVE SUCCESSION PLANS

- CEO Brian Gamache to Succeed Louis Nicastro as Chairman of the Board -
- Orrin Edidin to Become President -
- Edward Rabin Appointed Lead Director -

Waukegan, Illinois, May 6, 2008 - WMS Industries Inc. (NYSE:WMS) today announced that Louis J. Nicastro, 79, will retire as Chairman of the Board, effective July 1, 2008.  Mr. Nicastro has had a 43-year distinguished career with WMS and its predecessor companies.  Mr. Nicastro will remain on the Board of WMS, in the new position of Founding Director and will continue to serve as an advisor to the Company.  Brian R. Gamache, 49, currently President and Chief Executive Officer of WMS, will become Chairman, while retaining his responsibilities as Chief Executive Officer, and Orrin J. Edidin, 46, currently Executive Vice President and Chief Operating Officer, will become President, also effective July 1, 2008.  WMS’ Board also announced the appointment of Edward W. Rabin, Jr. to the new position of Lead Director.

“Lou Nicastro’s visionary leadership is unsurpassed,” said Mr. Gamache.  “Lou has been steadfast in his focus on building a lasting and sustainable company, strategically and successfully navigating through a variety of business and economic cycles during his career.  During his tenure with the Company, which places him among the longest standing Chairmen of any New York Stock Exchange listed company, Lou guided WMS’ transformation from an amusement game company into a worldwide gaming equipment leader renowned for its innovation.

“The Company expanded and diversified its business base from the pinball industry into home entertainment and international hotels and casino operations in the 1980s and 1990s, and introduced its first gaming machine in 1994.  The launch of the Reel’em In® gaming machine in 1997 established WMS as a leading innovator and pioneer in the gaming machine industry.  Today, WMS has an extremely bright future – with a broad range of near- and long-term profitable growth opportunities.  We are extremely grateful for Lou’s leadership, guidance and commitment over the years, and are delighted that he will continue to serve the Company and share his insights as Founding Director.”

Louis J. Nicastro has served as a Director and Chairman of the Board for WMS since its incorporation in November 1974 as a wholly owned subsidiary of Xcor International.  At the time, the Company was focused on the amusement industry with products such as Williams®, Midway® and Bally® branded pinball and arcade games.  Mr. Nicastro led WMS through its spin-off from Xcor in 1981 and its listing on the New York Stock Exchange (NYSE) in 1982.  When the Company listed on the NYSE, the Company had approximately $30 million in net revenues and a market value of $90 million.  An investment of $10,000 in WMS at the time of its listing on the NYSE would be worth more than $500,000 today, adjusted for stock splits and distributions, more than triple the performance and appreciation of the Dow Jones Industrial Average over the same period.

“Building WMS has been a significant and very satisfying life achievement,” said Mr. Nicastro.  “I would like to thank all of the employees with whom I worked through the years – they all have contributed to the success that WMS has achieved.  I would also like to acknowledge our Board members for the support they’ve provided to the Company and their dedication to building sustainable shareholder value.  With WMS now possessing the strongest financial position, prospects and management depth in its history, I believe the time is appropriate to pass the mantle of leadership to a new generation.  I have tremendous confidence in Brian and the rest of WMS’ management team, and see a future of significant growth opportunities.”

Brian Gamache to Succeed Nicastro as Chairman

Brian R. Gamache has led WMS Industries as the Company’s President and Chief Executive Officer and served as a Director since June 2001, after having rejoined the Company as President and Chief Operating Officer in April 2000.  As Chairman and Chief Executive Officer, Mr. Gamache will continue to focus on WMS’ strategic direction, global expansion, customer and employee satisfaction, leadership development and corporate culture, ensuring that WMS continues to grow and build long-term shareholder value.  During his 8-year tenure, the Company has continued to evolve and has grown its fully diluted market capitalization from $230 million in April 2000 to approximately $2.2 billion today, a nearly 10-fold increase in value. In 2007, WMS was recognized by Fortune magazine as one of the 100 Fastest-Growing companies in America.

Reporting to Mr. Gamache will be Orrin Edidin, President; Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer; and Patricia Barten, Executive Vice President, Continuous Improvement.

“Working with Lou, the Board and the team of dedicated, passionate people at WMS is extremely gratifying,” noted Mr. Gamache.  “In working collaboratively toward our common goal of excellence and creating shareholder value, we have built a world-class company with a future that encompasses significant and diversified growth opportunities and potential.”

A hospitality industry veteran, Mr. Gamache has brought a deep understanding of organizational development, fiscal discipline, brand management and sales and marketing to WMS.  He has focused the company on innovation, operational execution and quality, and has consistently encouraged passion and innovation, essential facets of WMS’ heritage and legacy.  Mr. Gamache also serves as a member of the Board of Directors of the American Gaming Association and is a Trustee of the Lake Forest Academy.

Orrin Edidin to Become President

Orrin J. Edidin will assume the role of President of WMS Industries after having served as Executive Vice President and Chief Operating Officer since June 2001.  “Orrin has been instrumental in driving WMS’s success and positioning it for future growth, by leading our intense focus on creating superior content through game-changing technology and intellectual property,” said Mr. Gamache.

Mr. Edidin joined WMS in 1997 and presently leads the Company’s Engineering and Product Development, Business Development, and Global Sales and Marketing groups.  In his new role, Mr. Edidin’s responsibilities are expanded to include the Legal and Human Resource functions of WMS, manufacturing, materials planning, sourcing and global supply management, in addition to his current duties.  With Mr. Edidin’s leadership and focus on innovation and the creation of intellectual property, product portfolio expansion and gaining global market share, WMS’ revenues have more than tripled from 2001 through 2008, with a substantial improvement in earnings over the same timeframe.  Mr. Edidin also is a Trustee of the International Association of Gaming Advisors and is Vice President of the Association of Gaming Equipment Manufacturers.

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WMS ANNOUNCES SUCCESSION PLAN 5/6/2008                                                         page 2

Ken Lochiatto to Become Executive Vice President and Chief Operating Officer

Ken Lochiatto, 44, has served as Senior Vice President of Sales Operations since joining WMS in April 2006 and will become Executive Vice President and Chief Operating Officer.  In addition to his strong sales and operational background, Mr. Lochiatto brings a wealth of diverse experience to his new role derived from his 22-year career at General Electric that included assignments in engineering, finance, marketing and manufacturing.  As Executive Vice President and Chief Operating Officer, Mr. Lochiatto will continue to be responsible for global commercial and customer service efforts while assuming additional responsibilities for manufacturing and materials management, and sourcing and global supply management.

“Ken’s arrival at WMS added a new dimension to our executive team and his efforts have been instrumental in strengthening our customer-centric processes, improving our operating margin and growing our market share.  By aligning responsibility for all our customer touch points under Ken, we expect to realize synergies through enhanced collaboration so that we can further improve our capabilities to better serve our customers, strengthen our competitive positioning and enhance our long-term profitability,” said Mr. Gamache.

Larry Pacey to Become Executive Vice President, Global Products and Chief Innovation Officer

Larry Pacey, 43, joined WMS in 2001 with a broad background in the interactive entertainment and video gaming industry.  At WMS, as Senior Vice President for Product Development, Mr. Pacey has been responsible for product development, engineering, product management and advanced R&D activities.  In his new role as Executive Vice President, Global Products and Chief Innovation Officer, he will assume even broader responsibilities for marketing and global product strategy.

“Larry’s leadership and strategic vision for marrying cutting-edge technology with new and differentiated game design has driven an innovation renaissance at WMS,” said Mr. Gamache.  “Thanks to the phenomenal job that Larry and his entire product development team have done, WMS has earned an unparalleled reputation in the gaming industry for creating innovative, must-have products.”

Patricia Barten to Become Executive Vice President, Continuous Improvement

Patricia Barten, 55, joined WMS in 2005 as Senior Vice President of Manufacturing having spent more than 25 years with Motorola in senior general management, global operations and quality management after having served in various enterprise level engineering, manufacturing and customer service positions.  In her new role as Executive Vice President, Continuous Improvement, Ms. Barten will oversee the Continuous Improvement, Quality, Information Technology, Configuration, Process Documentation and Operational Risk Management functions.  She will lead WMS’ initiatives for global transformation, process alignment and operational excellence, including the strategic implementation of the company-wide lean sigma process improvement activities and strategy deployment efforts.

“In a relatively short period, Patty has made a significant contribution toward strengthening the Company’s supply chain and operations through the implementation of key initiatives, such as our lean sigma and strategy deployment activities, and change management leadership. As such, we are confident that in her new role, Patty will have a similar impact on the entire global organization,” said Mr. Gamache.

Edward Rabin Named Lead Director

WMS today also announced that Edward W. Rabin, Jr., 61, will become Lead Director, a newly created position.  Mr. Rabin’s responsibilities will include oversight with respect to the general functioning of the Board, acting as liaison with independent directors, working with Mr. Gamache in framing issues for Board consideration and in setting the Board agenda, and presiding at meetings when the Chairman is not present.  Mr. Rabin has been a director of WMS since 2005.  After a distinguished 37-year career, Mr. Rabin retired as President of Hyatt Hotels Corporation in 2006.  He also serves as a director of PrivateBancorp, Inc. (NASDAQ:PVTB), Sally Beauty Holdings (NYSE:SBH) and Oneida Ltd.

All new assignments will be effective July 1, 2008.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others.  Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,”  “believe,” “estimate,” “project,” and “intend,” among others.  These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect.  Consequently, no forward-looking statements may be guaranteed.  Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) cancellation or modification by customers of new gaming machine or participation orders; (6) a software anomaly or fraudulent manipulation of our gaming machines and software; (7) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; and (8) an  infringement claim seeking to restrict our use of material technologies.  These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2007 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and through its gaming operations business, which consists of the placement of leased participation gaming machines in legal gaming venues.  More information on WMS can be found at www.wms.com.

For further information, contact:
William Pfund Vice President, Investor Relations	Joseph Jaffoni or Richard Land Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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